EXHIBIT 99.1

Legacy Reserves LP Announces Second Quarter 2010 Results

MIDLAND, Texas, Aug. 4, 2010 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced second quarter results for 2010. The final unaudited Quarterly Report will be released on or about August 6, 2010.

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.

	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2010	2009
	(dollars in millions)
Production (Boe/d)	9,516	8,767	9,144	8,238
Revenue	$51.6	$49.7	$101.3	$54.9
Commodity Derivative Cash Settlements	$4.2	$4.8	$9.0	$35.6
Expenses	$41.2	$43.8	$85.0	$66.0
Operating income (loss)	$10.4	$5.9	$16.3	($11.1)
Unrealized gain (loss) on commodity derivatives	$34.1	$7.1	$41.2	($75.3)
Net income (loss)	$39.4	$10.2	$49.7	($53.5)
Adjusted EBITDA (*)	$32.3	$32.7	$64.9	$56.8
Development Capital	$5.1	$5.2	$10.3	$7.4
Distributable Cash Flow (*)	$23.3	$22.1	$45.3	$39.6
* Non-GAAP financial measure. Please see Adjusted EBITDA and Distributable Cash Flow table at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Highlights of the second quarter of 2010 compared to the first quarter of 2010:

  Production increased 9% to 9,516 Boe per day from 8,767 Boe per day due to a full quarter of production from Legacy's $125 million acquisition in Wyoming that closed on February 17, 2010, as well as production attributable to other smaller acquisitions and development projects. These increases in production were partially offset by a drop in sales volumes due to third party gathering system downtime in the Texas Panhandle.

  Oil, natural gas liquids ("NGL") and natural gas sales, excluding commodity derivatives settlements, were $51.6 million, up 4% from $49.7 million in the first quarter, as increased production was largely offset by lower realized commodity prices.

  Average realized prices, excluding commodity derivatives settlements, were $59.62 per Boe in the second quarter, down 5% from $62.95 per Boe in the first quarter. Average realized oil prices declined 4% to $71.78 per Bbl in the second quarter from $74.90 per Bbl in the first quarter. In addition, average realized natural gas prices declined 22% to $5.26 per Mcf in the second quarter from $6.72 per Mcf in the first quarter.

  Production expenses, excluding taxes, increased to $16.0 million, or $18.44 per Boe, from $14.2 million, or $17.94 per Boe, due a full quarter of production expenses from the Wyoming acquisition, as well as incremental production expenses attributable to other smaller acquisitions and development projects. Production expenses increased approximately $1.6 million due to expenses related to the Wyoming acquisition. These expenses include approximately $0.7 million in workovers, as well as other maintenance-related production expenses, that were necessary to improve or re-establish production.

  General and administrative costs decreased to $4.0 million, or $4.67 per Boe, in the second quarter from $4.8 million, or $6.03 per Boe, in the first quarter of 2010 due primarily to seasonal professional service fees related to year-end audit, tax, legal and reserve report preparation that were incurred during the first quarter. Non-cash compensation expense related to the partnership's long term incentive plan ("LTIP") was $1.0 million in the second quarter ($1.10 per Boe), flat with $1.0 million ($1.30 per Boe) in the first quarter. Cash settlements on our LTIP dropped to $0.2 million ($0.24 per Boe) in the second quarter from $1.7 million ($2.16 per Boe) in the first quarter. While LTIP cash settlements do not affect reported general and administrative costs, these settlements reduce distributable cash flow.

  Cash settlements received on our commodity derivatives during the second quarter were $4.2 million compared to $4.8 million received during the first quarter. Our production was 73% hedged in the second quarter compared to 80% in the first quarter. We reported an unrealized gain of $34.1 million on our commodity derivatives portfolio in the second quarter compared to an unrealized gain of $7.1 million in the first quarter.

  Adjusted EBITDA was $32.3 million during the second quarter, down slightly from $32.7 million in the prior quarter, as declining commodity prices, higher production expenses and lower cash settlements on commodity derivatives were largely offset by increased production and reduced general and administrative costs. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net income to Adjusted EBITDA.)

  Development capital expenditures declined slightly to $5.1 million in the second quarter from $5.2 million in the first quarter. Given our $31 million development capital expenditures budget for 2010, we are planning on increasing our development capital expenditures during the third and fourth quarters of 2010.

  Distributable cash flow increased in the second quarter to $23.3 million from $22.1 million in the first quarter due primarily to lower cash settlements on employee LTIP awards during the second quarter compared to the first quarter.

  Distributable cash flow per unit increased to $0.58 per unit in the second quarter from $0.55 per unit in the first quarter due to higher distributable cash flow during the second quarter. We paid a distribution of $0.52 per unit on 40,151,404 units on May 14, 2010.

  Net income of $39.4 million, or $0.98 per unit, in the second quarter of 2010 was favorably impacted by $34.1 million of unrealized gains on our commodity derivatives.  We generated net income of $10.2 million, or $0.26 per unit, in the first quarter of 2010, which included $7.1 million of unrealized gains on our commodity derivatives that were offset by a $7.9 million impairment charge on our oil and natural gas properties. Impairment was $0.5 million in the second quarter.

Cary D. Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, commented:  "We are very pleased with our results for the first six months of 2010. We have remained very active on the acquisition front, closing 11 transactions during 2010 for a total of $157 million. In February, we closed our largest acquisition to date in Wyoming for $125 million, and we continue to make several smaller acquisitions within our core areas. We are continuing to evaluate potential acquisitions of various sizes, and feel confident about our ability to grow both through acquisitions and through our oil drilling and recompletion projects. With a full quarter of ownership in our Wyoming properties, we increased production in the second quarter to 9,516 Boe per day from 8,767 Boe per day in the first quarter of 2010 and 8,250 Boe per day in the fourth quarter of 2009. We generated Adjusted EBITDA of $32.3 million this quarter despite a 5% decline in commodity prices and additional production expenses related to integrating our Wyoming acquisition. Our financial results this quarter are a testimony to our successful acquisition and development program, as well as our hedging strategy and sound financial approach. Finally, we are pleased to report that during the second quarter we generated $0.58 per unit of distributable cash flow, covering our $0.52 distribution by 1.12 times."

Steven H. Pruett, President and Chief Financial Officer, commented, "As of August 4, we have approximately $130 million of borrowing capacity under our credit agreement, with a borrowing base to $410 million. We have received positive feedback from our investment and commercial bankers regarding our ability to finance a broad variety of potential acquisitions. We are excited about our deal flow and drilling inventory, and look forward to a strong second half of 2010."

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices. As of August 4, 2010, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha, ANR-Oklahoma, and CIG-Rockies natural gas prices as summarized below starting with July 2010 through December 2014:

WTI:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
July - December 2010	1,002,218	$ 82.22	$60.15 -- $140.00
2011	1,625,812	$ 86.99	$67.33 -- $140.00
2012	1,324,466	$ 82.01	$67.72 -- $109.20
2013	881,445	$ 83.62	$80.10 -- $89.35
2014	356,710	$ 87.88	$87.50 -- $90.50

On May 3, 2010, we entered into two separate NYMEX West Texas Intermediate crude oil derivative three-way collar contracts. Each contract combines a long and short put with a short call. The use of the long put combined with the short put allows us to purchase a short call at a higher price, thus establishing a higher ceiling and limiting our exposure to future settlement payments while also restricting our downside coverage to the difference between the long put and the short put if the price of NYMEX West Texas Intermediate crude oil drops below the price of the short put. This allows us to settle for WTI market price plus the spread between the short put and the long put in a case where the market price has fallen below the short put fixed price, or the floating price plus $25 per barrel ($85-$60).  The following table summarizes the three-way oil collar contracts currently in place as of August 4, 2010, through June 30, 2015:

Calendar Year	Volumes (Bbls)	Short Put	Long Put	Short Call
July 2013 - June 2014	65,700	$ 60.00	$ 85.00	$ 124.00
July 2014 - June 2015	146,000	$ 60.00	$ 85.00	$ 130.05

Additionally, we have entered into a costless collar for NYMEX WTI with the following attributes:

	Annual	Average	Average
Calendar Year	Volumes (Bbl)	Put ($/Bbl)	Call ($/Bbl)
July - December 2010	36,200	$ 120.00	$ 156.30
2011	68,300	$ 120.00	$ 156.30
2012	65,100	$ 120.00	$ 156.30

Natural Gas:

		Average	Price
Calendar Year	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
July - December 2010	1,966,989	$ 7.11	$5.33 -- $8.88
2011	3,038,316	$ 7.49	$5.74 -- $8.70
2012	2,357,990	$ 7.49	$5.72 -- $8.70
2013	1,402,754	$ 6.58	$5.78 -- $6.89
2014	609,104	$ 6.36	$5.95 -- $6.47

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than the NYMEX Henry Hub natural gas index. The basis swaps thereby provide a better correlation between our natural gas sales and the derivative settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX-Waha basis swaps currently in place for production months through December 31, 2010:

Waha Basis Swaps	Annual	Basis Differential
Calendar Year	Volumes (MMBtu)	per MMBtu
July - December 2010	600,000	$ (0.57)

Quarterly Report on Form 10-Q

The consolidated financial statements and related footnotes will be available in our June 30, 2010 Form 10-Q, which will be filed on or about August 6, 2010.

Conference Call

As announced on July 21, 2010, Legacy will host an investor conference call to discuss Legacy's results on Thursday, August 5, 2010 at 8:30 a.m. (Central Time). Investors may access the conference call by dialing 877-266-0479.  For those who cannot listen to the live broadcast, a replay of the call will be available through Monday, August 9, 2010, by dialing 706-645-9291 or 800-642-1687 and entering code 89383241, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-continent and Rocky Mountain regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our annual and quarterly reports filed with the SEC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2010	2009
	(In thousands, except per unit data)
Revenues:
Oil sales	$ 41,631	$ 37,748	$ 79,378	$ 41,069
Natural gas liquids (NGL) sales	3,432	3,750	7,182	4,547
Natural gas sales	6,569	8,169	14,738	9,298
Total revenues	51,632	49,667	101,298	54,914

Expenses:
Oil and natural gas production	17,792	15,070	32,862	23,471
Production and other taxes	2,954	2,919	5,873	3,240
General and administrative	4,047	4,761	8,808	7,268
Depletion, depreciation, amortization and accretion	16,067	13,115	29,181	30,170
Impairment of long-lived assets	471	7,916	8,387	1,608
(Gain) loss on disposal of assets	(155)	14	(142)	239

Total expenses	41,176	43,795	84,969	65,996

Operating income (loss)	10,456	5,872	16,329	(11,082)

Other income (expense):
Interest income	3	3	7	6
Interest expense	(9,004)	(7,333)	(16,338)	(2,498)
Equity in income (loss) of partnerships	25	23	48	(3)
Realized and unrealized net gains (losses) on commodity derivatives	38,298	11,861	50,158	(39,666)
Other	121	(33)	88	10

Income (loss) before income taxes	39,899	10,393	50,292	(53,233)

Income taxes	(453)	(173)	(626)	(270)

Net income (loss)	$ 39,446	$ 10,220	$ 49,666	$ (53,503)

Net income (loss) per unit -- basic and diluted	$ 0.98	$ 0.26	$ 1.25	$ (1.72)

Weighted average number of units used in computing net income per unit
Basic	40,072	39,216	39,646	31,061

Diluted	40,078	39,219	39,646	31,061

LEGACY RESERVES LP
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(dollars in thousands)

June 30,
2010
ASSETS
Current assets:
Cash and cash equivalents	$ 4,913
Accounts receivable, net:
Oil and natural gas	20,288
Joint interest owners	5,708
Other	395
Fair value of derivatives	23,783
Prepaid expenses and other current assets	2,234

Total current assets	57,321

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, using the successful efforts method of accounting	1,014,042
Unproved properties	7,275
Accumulated depletion, depreciation and amortization	(307,095)
714,222
Other property and equipment, net of accumulated depreciation and amortization of $1,867	2,727
Operating rights, net of amortization of $2,254	4,763
Fair value of derivatives	24,277
Other assets, net of amortization of $3,759	4,071
Investment in equity method investee	95

Total assets	$ 807,476

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,356
Accrued oil and natural gas liabilities	23,281
Fair value of derivatives	6,215
Asset retirement obligation	14,603
Other	6,285

Total current liabilities	51,740

Long-term debt	280,000
Asset retirement obligation	78,332
Fair value of derivatives	7,915
Other long-term liabilities	1,079

Total liabilities	419,066
Commitments and contingencies
Unitholders' equity:
Limited partners' equity - 40,078,776 units issued and outstanding at June 30, 2010	388,336
General partner's equity	74
Total unitholders' equity	388,410

Total liabilities and unitholders' equity	$ 807,476

LEGACY RESERVES LP
SELECTED FINANCIAL AND OPERATING DATA
	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2010	2009
(In thousands, except per unit data)
Revenues:
Oil sales	$ 41,631	$ 37,748	$ 79,378	$ 41,069
Natural gas liquid sales	3,432	3,750	7,182	4,547
Natural gas sales	6,569	8,169	14,738	9,298

Total revenue	$ 51,632	$ 49,667	$ 101,298	$ 54,914

Expenses:
Oil and natural gas production	$ 15,968	$ 14,156	$ 30,124	$ 21,209
Ad valorem taxes	$ 1,824	$ 914	$ 2,738	$ 2,262

Total oil and natural gas production including ad valorem taxes	$ 17,792	$ 15,070	$ 32,862	$ 23,471
Production and other taxes	$ 2,954	$ 2,919	$ 5,873	$ 3,240
General and administrative	$ 4,047	$ 4,761	$ 8,808	$ 7,268
Depletion, depreciation, amortization and accretion	$ 16,067	$ 13,115	$ 29,181	$ 30,170

Realized commodity derivative settlements:
Realized gain on oil swaps and collars	$ 1,284	$ 2,907	$ 4,191	$ 27,595
Realized gain (loss) on natural gas liquid swaps	$ --	$ (39)	$ (39)	$ 672
Realized gain on natural gas swaps	$ 2,899	$ 1,921	$ 4,819	$ 7,367

Production:
Oil (MBbls)	580	504	1,084	901
Natural gas liquids (Mgals)	3,253	3,457	6,710	7,232
Natural gas (MMcf)	1,249	1,216	2,466	2,508
Total (MBoe)	866	789	1,655	1,491
Average daily production (Boe/d)	9,516	8,767	9,144	8,238

Average sales price per unit (excluding commodity derivatives):
Oil price per barrel	$ 71.78	$ 74.90	$ 73.23	$ 45.58
Natural gas liquid price per gallon	$ 1.06	$ 1.08	$ 1.07	$ 0.63
Natural gas price per Mcf	$ 5.26	$ 6.72	$ 5.98	$ 3.71
Combined (per Boe)	$ 59.62	$ 62.95	$ 61.21	$ 36.83

Average sales price per unit (including realized commodity derivative settlements):
Oil price per barrel	$ 73.99	$ 80.66	$ 77.09	$ 76.21
Natural gas liquid price per gallon	$ 1.06	$ 1.07	$ 1.06	$ 0.72
Natural gas price per Mcf	$ 7.58	$ 8.30	$ 7.93	$ 6.64
Combined (per Boe)	$ 64.45	$ 69.02	$ 66.63	$ 60.73

NYMEX oil index prices per barrel:
Beginning of Period	$ 83.76	$ 79.36	$ 79.36	$ 44.60
End of Period	$ 75.63	$ 83.76	$ 75.63	$ 69.89

NYMEX gas index prices per Mcf:
Beginning of Period	$ 3.87	$ 5.57	$ 5.57	$ 5.62
End of Period	$ 4.62	$ 3.87	$ 4.62	$ 3.84

Average unit costs per Boe:
Oil and natural gas production	$ 18.44	$ 17.94	$ 18.20	$ 14.22
Ad valorem taxes	$ 2.11	$ 1.16	$ 1.65	$ 1.52
Production and other taxes	$ 3.41	$ 3.70	$ 3.55	$ 2.17
General and administrative	$ 4.67	$ 6.03	$ 5.32	$ 4.87
Depletion, depreciation, amortization and accretion	$ 18.55	$ 16.62	$ 17.63	$ 20.23

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information include  "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to their nearest comparable generally accepted accounting principles ("GAAP") measure.  All such information is also available on our website under the Investor Relations link.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

  Interest expense;

  Income taxes;

  Depletion, depreciation, amortization and accretion;

  Impairment of long-lived assets;

  (Gain) loss on sale of partnership investment;

  (Gain) loss on disposal of assets;

  Unit-based compensation expense related to LTIP unit awards accounted for under the equity or liability methods;

  Unrealized (gain) loss on oil and natural gas derivatives; and

  Equity in (income) loss of partnerships.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  Cash interest expense;

  Cash income taxes;

  Cash settlements of unit awards; and

  Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Six Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2010	2009
	(dollars in thousands)
Net income (loss)	$ 39,446	$ 10,220	$ 49,666	$ (53,503)
Plus:
Interest expense	9,004	7,333	16,338	2,498
Income taxes	453	173	626	270
Depletion, depreciation, amortization and accretion	16,067	13,115	29,181	30,170
Impairment of long-lived assets	471	7,916	8,387	1,608
Gain on disposal of assets	--	--	--	(60)
Equity in (income) loss of partnership	(25)	(23)	(48)	3
Unit-based compensation expense	955	1,022	1,977	536
Unrealized (gain) loss on oil and natural gas derivatives	(34,115)	(7,072)	(41,187)	75,300
Adjusted EBITDA	$ 32,256	$ 32,684	$ 64,940	$ 56,822

Less:
Cash interest expense	3,738	3,703	7,441	9,610
LTIP settlements	208	1,702	1,910	235
Development capital expenditures	5,060	5,202	10,262	7,416
Distributable Cash Flow	$ 23,250	$ 22,077	$ 45,327	$ 39,561
CONTACT: Legacy Reserves LP
         Steven H. Pruett, President and Chief Financial Officer
         432-689-5200